Notice of Annual Meeting of Stockholders


New Orleans, Louisiana
March 28, 1997


To the Stockholders of ENTERGY CORPORATION:

Notice is hereby given that the Annual Meeting of Stockholders of Entergy Corporation will be held in the auditorium of the Pennington Biomedical Research Center, 6400 Perkins Road, Baton Rouge, Louisiana 70808, on Friday, May 9, 1997, at 10 a.m., Central Daylight Time, for the following purposes:

   (1) To elect a Board of Directors for the ensuing year;

   (2) To ratify the appointment by the Board of Directors of the firm of Coopers & Lybrand L.L.P. as independent accountants of the Corporation for the year 1997;

   (3) To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

Only stockholders of record as of the close of business on March 17, 1997, are entitled to notice of and to vote at the meeting. A badge for admission may be obtained at the registration desk at the meeting. Stockholders whose shares are held in "street name", i.e., in a brokerage account, must present a letter from their broker indicating ownership of Entergy Corporation's Common Stock as of March 17, 1997.

Stockholders who will not attend the meeting in person and wish their stock voted are urged to fill in, sign, date, and return the accompanying proxy. A return envelope, on which United States postage has been prepaid, is enclosed for mailing proxies to Entergy Corporation.


/s/ Michael G. Thompson

Michael G. Thompson
Secretary

                            PROXY STATEMENT

      The accompanying proxy is solicited by the Board of Directors of the Corporation (either the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders to be held in the auditorium of the Pennington Biomedical Research Center, 6400 Perkins Road, Baton Rouge, Louisiana on Friday, May 9, 1997, at 10 a.m., Central Daylight Time, and at any adjournments of the meeting (the "Annual Meeting").

      The entire cost of the solicitation of proxies will be borne by Entergy Corporation (the "Corporation"). Solicitations will be made primarily by mail, except that, if necessary to obtain reasonable representation of stockholders at the meeting, proxies will also be solicited at nominal cost by telephone or telefax by employees of the Corporation's service subsidiary, Entergy Services, Inc. Additional solicitation of proxies will be made in the same manner under the special engagement and direction of Morrow & Co., Inc., at a cost to the Corporation of approximately $12,500, plus out-of-pocket expenses. The Corporation may reimburse brokerage houses and other custodians, nominees, or fiduciaries for their expenses in sending proxy material to their principals.

     Shares represented at the meeting by properly executed proxies in the accompanying form will be voted at the meeting or at any adjournments thereof. Where the stockholder specifies a choice by means of the ballot spaces provided on the proxy, the shares will be voted in accordance with the specifications so made. If no directions are given by the stockholder, the proxy will be voted in the manner specified on the proxy. Any proxy delivered pursuant to this solicitation may be revoked by delivery to the Corporation of a written notice of revocation or of a later-dated proxy, or by voting in person at the meeting.

      This Proxy Statement and the form of proxy are first being sent or given to stockholders of the Corporation on or about March 28, 1997.

            Voting Securities Outstanding and Voting Rights

      Only stockholders of record as of the close of business on March 17, 1997, are entitled to notice of and to vote at the meeting. As of February 28, 1997, the record date, there were 235,117,712 outstanding shares of common stock, par value $.01, (the "Common Stock"). In accordance with the Delaware General Corporation law, each stockholder has one vote per share on all business conducted at the Annual Meeting. In addition, Delaware law requires the presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote to constitute a quorum to convene the Annual Meeting. Accordingly, abstentions and broker non-votes are counted in determining the presence of a quorum. Directors are elected by a plurality of the votes represented at the Annual Meeting. All other actions, including the ratification of the appointment of independent accountants, require the affirmative vote of a majority of the shares represented at the Annual Meeting.

      The information provided below is based upon Schedule 13Gs filed with the Securities and Exchange Commission (SEC) reflecting beneficial ownership of 5 percent or more of the Corporation's Common Stock as of December 31, 1996.

      The beneficial owners named below have certified that the shares held were acquired in the ordinary course of business, that such acquisition was not for the purpose of, and does not have the effect of, changing or influencing the control of the Corporation, and that such shares were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Name and Address of                                 Amount and Nature of   Percent
Beneficial Owner                                    Beneficial Ownership  of Class
Barrow, Hanley, Mewhinney & Strauss, Inc. ("BHM&S")     16,401,450(1)       7.19%
One McKinney Plaza
3232 McKinney Avenue, 15th Floor
Dallas, Texas 75204-2429

Franklin Resources, Inc ("FRI")                         13,527,506(2)       5.90%
777 Mariners Island Blvd.
P.O. Box 7777
San Mateo, CA 94403-7777

(1) Of the 16,401,450 shares, BHM&S has sole voting power as to all shares, and shared voting power as to 12,472,900 shares.

(2)  FRI  has  no  voting and investment power with respect  to  such
     shares  and  disclaims  beneficial  ownership.   These  shares   are
     beneficially  owned  by  one  or more  open  and  closed  investment companies or other managed accounts which are advised by the  direct
     and   indirect  investment  advisory  subsidiaries  of  FRI.   Those
     advisor  subsidiaries,  Franklin Advisors,  Inc.,  Templeton  Global
     Advisors,  Limited,  Templeton/Franklin Investment  Services,  Inc.,
     Templeton   Investment  Management  (Australia)  Limited,  Templeton
     Investment  Counsel, Inc., and Franklin Mutual Advisors, Inc.,  have sole  voting and investment power of 8,369,000, 4,949,300,  171,040,
     35,400, 1,650, and 1,116 shares respectively.

                         Election of Directors

      Currently the Board of Directors consists of 15 members.  At the
Annual  Meeting, 14 directors of the Board are to be elected to  serve
for  the  ensuing  year  commencing May 9,  1997.   The  Corporation's
Certificate of Incorporation provides that the Board shall consist  of at  least  9,  but no more than 19 directors, the exact number  to  be fixed  by  the  Board.  Mr. Shackelford has reached the  Corporation's mandatory  retirement age of 70 and is not standing for reelection  to the  Board.  Accordingly, the Board will set the number of members  at
14 effective as of the Annual Meeting.

      Directors are elected annually to serve a term of one year until the next Annual Meeting of Stockholders or until a successor is elected and qualified. Except where authority to vote for one or more nominee(s) is withheld, Edwin Lupberger, Dr. Paul W. Murrill, and
Eugene H. Owen, the persons named as proxies in the enclosed proxy, will vote all shares represented by an executed proxy equally for the election of the nominees listed below. The Corporation is not aware of any reason why any of the nominees would be unavailable to stand for election or to serve if elected. In case any nominee should become unavailable for election as a director, the proxies will also have discretionary authority to vote for a substitute.

                               Nominees

      Certain information regarding each nominee for director is given below, based on information supplied by such nominee, including name and age as of December 31, 1996, positions currently held with the Corporation, principal occupation now and for the past five years, and any directorships in public companies.

               W. FRANK BLOUNT        Age 58      Director Since 1987
               Sydney, Australia

               Chief   Executive  Officer  of  Telstra  Communications
               Corporation  (Australian  telecommunications   company)
               since  1992.  Group President, Communications Products,
               AT&T  Company, 1989 to 1992.  Director of  First  Union
               National Bank, Atlanta, Georgia, LXE Incorporated,  and
               Caterpillar, Inc.  Chairman of National Advisory  Group
               for  the National Technical Institute of the Deaf; Vice
               Chairman  of  the  National Advisory Board  of  Georgia
               Institute  of  Technology; Executive Vice President  of
               the  A.  G.  Bell Association for the Deaf;  member  of
               Board  of  Trustees  of  the  Rochester  Institute   of
               Technology;  and  member  of the  Business  Council  of
               Australia.

               JOHN A. COOPER, JR.    Age 58      Director Since 1985
               Bella Vista, Arkansas

               Chairman  of  the  Board  of Cooper  Communities,  Inc.
               (recreational and retirement community development) and of COFAM, Inc. Director of Wal-Mart Stores, Inc., and
               J. B. Hunt Transport Services, Inc. Honorary Director of First National Bank of Sharp County (Arkansas).




               LUCIE J. FJELDSTAD     Age 52     Director Since 1992
               Portland, Oregon

               President - Video and Networking Division of Tektronix,
               Inc.    (electronic   instrumentation    and    printer
               manufacturer), since January 1995.  Vice President  and
               General  Manager, Multimedia, IBM Corporation (computer
               company),  1992  to  1993;  President,  Multimedia  and
               Education  Division of IBM Corporation, 1990  to  1992.
               Director of Bolt, Beranek & Newman, Inc., and The  GAP,
               Inc.   Member  of the Board of Regents for Santa  Clara
               University and member of the Board of Trustees for  the
               University of California at Los Angeles.



               DR. NORMAN C. FRANCIS  Age 65      Director Since 1994
               New Orleans, Louisiana

               President  of  Xavier  University  of  Louisiana,   New
               Orleans,  Louisiana.  Director of  The  Equitable  Life
               Assurance Society of the United States, First  National
               Bank   of   Commerce,  New  Orleans,   Louisiana,   The
               Foundation for the Mid-South, and the Advisory Board of
               The  Times  Picayune Publishing Co.   Chairman  of  the
               Board  of  Liberty Bank and Trust Company, New Orleans,
               Louisiana.   Member  of  the  Board  of  the   Carnegie
               Foundation for the Advancement of Teaching; Chairman of
               the   Board  for  the  Southern  Education  Foundation,
               Atlanta, Georgia; Fellow, The American Academy of  Arts
               and  Sciences, Cambridge, Massachusetts; Member of  the
               Board  of  Brandeis University, Waltham, Massachusetts;
               Member  of  the  Board of the National  Foundation  for
               Improvement  in Education; and Former Chairman  of  the
               Board   of   Trustees,  Educational  Testing   Service,
               Princeton, New Jersey.


               ROBERT v.d. LUFT       Age 61     Director Since 1992
               Chadds Ford, Pennsylvania

               Chairman of Dupont Dow Elastomers, since 1996.  Retired
               Senior  Vice President - DuPont and President -  DuPont
               Europe   (industrial   products,   fibers,   petroleum,
               chemicals, and specialty products businesses), 1993  to
               1996.   Senior Vice President - DuPont Chemicals,  1990
               to  1993.   Member of the Board of Visitors, School  of
               Engineering, University of Pittsburgh.


               EDWIN LUPBERGER        Age 60     Director Since 1985
               New Orleans, Louisiana

               Chairman  of  the Board, Chief Executive  Officer,  and
               President  of the Corporation.  Chairman of  the  Board
               and  Chief Executive Officer of Entergy Arkansas, Inc.,
               Entergy  Gulf  States, Inc., Entergy  Louisiana,  Inc.,
               Entergy  Mississippi,  Inc., and Entergy  New  Orleans,
               Inc.,  principal operating subsidiaries.   Chairman  of
               the  Board of System Energy Resources, Inc., a  nuclear
               generating subsidiary, and Entergy Operations, Inc.,  a
               nuclear management service subsidiary.  Chairman of the
               Board  of Entergy Services, Inc.  Chairman of the Board
               and  President  of Entergy Enterprises,  Inc.,  a  non-
               utility subsidiary.  Chief Executive Officer of Entergy
               Power, Inc., Entergy Power Development Corporation, and
               Entergy-Richmond  Power Corporation.   Chief  Executive
               Officer  of  Entergy Pakistan, Ltd. and  Entergy  Power
               Asia,  Ltd.,  also  subsidiaries.   Director  of  First
               Commerce  Corporation, First National Bank of Commerce,
               and International Shipholding Corporation, New Orleans,
               Louisiana,    and   Pennington   Biomedical    Research
               Foundation.   Member of Board of Trustees  of  Millsaps
               College  and  of  Board  of  Administrators  of  Tulane
               University.   Chairman of the Foundation for  the  Mid-
               South and Chairman of the U. S. Chamber of Commerce.


               ADM. KINNAIRD R. MCKEE Age 67     Director Since 1990
               USN (Ret.)
               Oxford, Maryland

               Director  of PECO Energy Company (formerly Philadelphia
               Electric Company).  Former Superintendent of the United
               States  Naval Academy.  Former Commander of the  United
               States  Third  Fleet.  Former Director of Navy  Nuclear
               Propulsion.



               DR. PAUL W. MURRILL    Age 62      Director Since 1993
               Baton Rouge, Louisiana

               Retired  Chairman  of  the Board  and  Chief  Executive
               Officer of Entergy Gulf States, Inc.  Chairman  of  the
               Board  of  Piccadilly Cafeterias,  Inc.,  Baton  Rouge,
               Louisiana,  since  1993.  Director of ChemFirst,  Inc.,
               Tidewater,   Inc.,   Zygo   Corporation,   and   Howell
               Corporation.  Chairman of Trustees, Burden  Foundation;
               member   of   Advisory   Board,  Oak   Ridge   National
               Laboratories; and Consulting Editor, Instrument Society
               of America.


               JAMES R. NICHOLS       Age 58     Director Since 1986
               Boston, Massachusetts

               Partner, Nichols & Pratt (family trustees), Attorney and Chartered Financial Analyst. Director of United
               Business  Services, Inc.  Life Trustee  of  the  Boston
               Museum of Science.




               EUGENE H. OWEN         Age 67      Director Since 1993
               Baton Rouge, Louisiana

               Chairman  and  President  of  Utility  Holdings,   Inc.
               (holding company for Baton Rouge Water Company,  Parish
               Water  Company,  Inc.,  and Louisiana  Water  Company).
               Chairman and Chief Executive Officer of Owen and White,
               Inc.   (engineering  consulting  firm),  Baton   Rouge,
               Louisiana.  President  of Parish  Water  Company  Inc.;
               President  of Baton Rouge Water Company, and  Louisiana
               Water  Company, Baton Rouge, Louisiana.  Member,  Board
               of  Directors,  Our Lady of the Lake  Regional  Medical
               Center, Baton Rouge, Louisiana.


               JOHN N. PALMER, SR.    Age 62      Director Since 1992
               Jackson, Mississippi

               Chairman  of the Board and Chief Executive  Officer  of
               Mobile  Telecommunication Technologies Corp.   Director
               of    Deposit   Guaranty   National   Bank,    Jackson,
               Mississippi.   Director  and former  President  of  the
               University of Mississippi Foundation.  Director of  the
               Foundation  for  the  Mid-South, Jackson,  Mississippi.
               Member  of  the  Board of Trustees,  Millsaps  College.
               National    Trustee,   National   Symphony   Orchestra,
               Washington, D.C.


               ROBERT D. PUGH         Age 67     Director Since 1977
               Portland, Arkansas

               Chairman of the Board of Portland Gin & Warehouse, Inc.
               (agricultural  and  agri-business  company),   Portland
               Bank,   and   Portland  Bankshares,   Inc.,   Portland,
               Arkansas.   Director  of Winrock International;  former
               Chairman of the Board of Trustees of the University  of
               Arkansas;   former   President   of   Cotton    Council
               International;  and Board of Trustees of  Chatham  Hall
               School, Chatham, Virginia.


               WM. CLIFFORD SMITH     Age 61     Director Since 1983
               Houma, Louisiana

               President  of  T. Baker Smith & Son, Inc. (consultants-
               civil  engineering  and land surveying).   Director  of
               American Bancshares of Houma, Inc. (banking).




               BISMARK A. STEINHAGEN  Age 62      Director Since 1993
               Beaumont, Texas

               Chairman  of the Board of Steinhagen Oil Company,  Inc.
               (oil and gasoline distributor), Beaumont, Texas.



                         Certain Transactions

      During 1996, T. Baker Smith & Son, Inc. performed land surveying services  for,  and received payments of approximately  $63,000  from,
Entergy  Louisiana, Inc.  Mr. Wm. Clifford Smith, a  director  of  the
Corporation, is President of T. Baker Smith & Son, Inc.   Mr.  Smith's
children own 100% of the voting stock of T. Baker Smith & Son, Inc.

      Other  than  as  provided under applicable corporate  laws,  the
Corporation  does  not  have policies whereby  transactions  involving executive officers and directors and the Corporation are approved by a
majority  of  disinterested  directors.   However,  pursuant  to   the
Corporation's Code of Conduct, transactions involving the  Corporation and its executive officers must have prior approval by the next higher reporting  level  of that individual, and transactions  involving  the
Corporation and its directors must be reported to the Secretary of the
Corporation.


               Share Ownership of Directors and Officers

      The directors, nominees for director, the executive officers named in the Summary Compensation Table below, and all directors, nominees for director, and executive officers of the Corporation as a group beneficially owned directly or indirectly the following shares of Common Stock.

                        As of December 31, 1996
                    Entergy Corporation Common Stock

                       Amount and Nature                             Amount and Nature
                         of Beneficial                                 of Beneficial
                         Ownership (a)                                 Ownership (a)
                     Sole Voting   Other                          Sole Voting    Other
                          and    Beneficial                            and     Beneficial
                       Investment Ownership                        Investment  Ownership
     Name                Power(b)    (c)            Name            Power(b)      (c)
Michael B. Bemis**       11,480   10,000      James R. Nichols*       5,078       -
W. Frank Blount*          4,434     -         Eugene H.  Owen*        3,092       -
John A. Cooper, Jr.*      6,934     -         John N. Palmer, Sr.*   16,481       -
Lucie J. Fjeldstad *      3,384     -         Robert D. Pugh*         6,700     6,500(d)
Dr. Norman  C. Francis *  1,200     -         H. Duke Shackelford*    8,750     4,950(d)
Donald C. Hintz**         8,779    7,500      Wm. Clifford Smith*     5,600       -
Jerry D. Jackson**       11,615   14,411      Bismark A. Steinhagen*  7,637       -
Robert v.d. Luft*         3,684     -
Edwin Lupberger***       34,392   41,324(d)
Jerry L. Maulden**       25,015   20,000
Adm. Kinnaird R. McKee*   2,467     -
Dr. Paul W. Murrill*      2,917     -
                                              All directors,
                                              nominees, and         263,181   149,685
                                              executive officers

    * Director of the Corporation and Nominee
   ** Officer of the Corporation
  *** Officer, Director, and Nominee of the Corporation

(a)  Based  on information furnished by the respective individuals.
     The ownership amounts shown for each individual and for all directors, nominees, and executive officers as a group do not exceed one percent of the outstanding securities of any class of security so owned.

(b) Includes all shares as to which the individual has the sole voting and investment power.


(c) Includes, for the named persons, shares of the Common Stock in the form of unexercised stock options awarded pursuant to the Equity Ownership Plan as follows: Mr. Bemis, 10,000 shares; Mr. Hintz, 7,500 shares; Mr. Jackson, 14,411 shares; Mr. Lupberger, 38,824 shares; and Mr. Maulden, 20,000 shares.

(d)  Includes, for the named persons, shares of the Common Stock held by their spouses or, in Mr. Shackelford's case, the estate of his spouse. The named persons disclaim any beneficial ownership in these shares as follows: Mr. Lupberger, 2,500 shares; Mr. Pugh, 6,500 shares; and Mr. Shackelford, 4,950 shares.

        Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act and Section 17(a) of the Public Utility Holding Company Act of 1935, as amended, require the Corporation's officers, directors, and persons who own more than 10% of a registered class of the Corporation's equity securities to file reports of ownership and changes in ownership concerning the securities of the Corporation and its subsidiaries with the SEC and to furnish the Corporation with copies of all Section 16(a) and 17(a) forms they file. Kaneaster Hodges, Jr., a director who retired in August 1996, inadvertently filed late a Form 4 concerning his sale of 150 shares of Common Stock in January 1997, and Duke Shackelford, also a director, inadvertently filed late a Form 4 concerning his wife's purchase of 1,000 shares of Common Stock in July 1995. Both of these transaction have now been reported. In addition, Terry L. Ogletree, an officer, inadvertently failed to report on his 1996 Form 5 the grant of 25,000 stock options. This transaction has now been reported.

           Meetings and Committees of the Board of Directors

      The Board of Directors of the Corporation has seven standing committees.

       Audit Committee. Committee members are Mrs. Fjeldstad (Chairperson), Messrs. Owen, Pugh, and Shackelford, and Adm. McKee. The Audit Committee discusses with the independent accountants of the Corporation the accountants' general findings as to accounts, records, and systems of internal control of the Corporation and its subsidiaries and consults with the accountants on any matter that the Committee may deem relevant to the audit or that the accountants may desire to bring to the attention of the Audit Committee. The Committee reports to the Board of Directors the results of these discussions and makes recommendations. This Committee held five meetings in 1996.

      Executive Committee. Committee members are Messrs. Lupberger (Chairman), Blount, Luft, and Palmer, and Dr. Murrill. The Executive Committee, during the intervals between the meetings of the Board of Directors, may, except as expressly limited by state law, exercise all powers of the Board of Directors in the management and direction of the business affairs of the Corporation. The Committee is required to report all of its actions to the Board of Directors which may revise the same. This Committee held four meetings in 1996.

     Finance Committee. Committee members are Messrs. Luft (Chairman), Palmer, Nichols, and Steinhagen and Mrs. Fjeldstad. The Finance Committee reviews the Corporation's financial and budgetary policies and cash flow projections, makes policy recommendations to the Board of Directors with respect to the sale of securities, and reviews the Corporation's banking and other financial policies. This Committee held five meetings in 1996.

      Personnel Committee. Committee members are named below under "Personnel Committee Interlocks and Insider Participation." The
Personnel   Committee  reviews  major  employee   relations   matters,
employment practices and compensation, including employee benefit plans. The Committee reviews the performance of the Corporation's officers and makes recommendations concerning compensation of such officers to the Board of Directors. This Committee held five meetings in 1996.


      Nuclear Committee. Committee members are Adm. McKee (Chairman), Messrs. Luft and Smith, and Dr. Murrill. The Nuclear Committee provides non-management oversight and review of Arkansas Nuclear One, Grand Gulf, River Bend, and Waterford 3 Steam Electric Generating
Station, focusing on safety, operating performance, costs of operations, staffing, and training. The Committee interfaces on a regular basis with the Corporation's senior nuclear management to maintain an awareness of current internal and external nuclear related issues affecting the nuclear facilities of the Corporation. The Committee reports to the Board of Directors with respect to major organizational and operational aspects of the Corporation's nuclear facilities directed toward maintaining or improving safe, cost
effective,  and  efficient  operations.   This  Committee  held   four
meetings in 1996.

      Public Affairs Committee. Committee members are Messrs. Palmer (Chairman), Shackelford, Smith, and Steinhagen, and Dr. Francis. The Public Affairs Committee provides advice and counsel to management with respect to governmental, regulatory, and public relations matters. The Committee makes recommendations to the Board of Directors with respect to the Corporation's position on public policy issues and to the Corporation's commitment to equal opportunity in all corporate relationships. This Committee held five meetings in 1996.

      Director Affairs Committee. Committee members are Dr. Murrill (Chairman) and Messrs. Blount, Cooper, and Pugh. The Director Affairs Committee provides advice and counsel to the Board concerning all matters regarding the Board, including committee memberships, compensation, and performance. In addition, the committee searches for and screens new nominees for director. The Committee was formed on May 17, 1996 and held two meetings in 1996.

      In 1996, there were eight meetings of the Board of Directors. During 1996, all directors attended at least 75% of the total number of meetings of the Board of Directors and the committees on which they served.

                       Compensation of Directors

      Directors of the Corporation who are not otherwise employees of the Corporation or its subsidiaries are paid a fee of $1,500 for attendance at meetings of the Board of Directors, $1,000 for attendance at meetings of committees of the Board, $2,000 for attendance of committee meetings that are scheduled during a time or at a location not in association with a scheduled Board of Directors meeting, and $1,000 for participation on behalf of the Corporation in any inspection trip or conference not held on the same day as a Board or committee meeting. Committee chairpersons are paid an additional $3,000 annually for their committee duties. All nonemployee directors are also compensated on a quarterly basis in the form of fixed awards of 150 shares of Common Stock pursuant to the Directors Plan. In addition, directors receive in cash one-half the value of the quarterly awards of Common Stock. During a portion of 1996, nonemployee outside directors who served on the Board of Entergy Enterprises, Inc. were granted 50 shares of Common Stock, and cash equal to one-half the value of the Common Stock.

      Nonemployee directors, who retired prior to 1996, with a minimum of five years of service on the Board of Directors, are paid 100% of their annual retainer at retirement for a term corresponding to the number of years of service or until death, whichever occurs first. Retired nonemployee directors with over ten years of service receive a lifetime benefit. Nonemployee directors whose service terminates on or after May 1, 1996 are not eligible for retirement compensation and participate in the Service Recognition Program ("Program"). Under the terms of the Program, each director is credited with 800 phantom shares of Common Stock for each year of service on the Board of Directors up to a maximum of ten years. Upon termination of service, a director will receive in cash for five consecutive years the value of one-fifth of the director's accumulated share total based on the value of the shares at the time of payment in each of the five years. Upon termination of service, a director may defer the valuation and receipt of his payments for five or more years.


      In  1985,  Entergy  Gulf  States,  Inc.("Entergy  Gulf  States")
established a non qualified deferred compensation plan for its officers and nonemployee directors. Under this plan, a director could defer a maximum 100% of his compensation, and an officer could defer up to a maximum of 50% of his compensation. Both Dr. Murrill, as an officer, and Mr. Steinhagen, as a director, participated in this plan. The deferred compensation, which is held in the general funds of the Corporation, accrues simple interest compounded annually at the rate set by the compensation committee of Entergy Gulf States in 1985 for that year's deferrals. The plan provides that a participant that was 54 or younger at the time of his deferral would receive, in years 8-11 of the plan, interim annual installments equal to his deferral. During 1996, Dr. Murrill and Mr.Steinhagen received their last interim deferral. In addition, on January 1 following the year that Dr. Murrill attains the age of 65, he will receive an annual benefit for 15 years; and on January 1 following the year that Mr.Steinhagen attains the age of 70, he will receive an annual benefit for 10 years.

       On certain occasions, the Corporation provides personal transportation services for the benefit of nonemployee directors. During 1996, the value of such transportation services provided by the Corporation to all directors was approximately $21,000.


       Personnel Committee Interlocks and Insider Participation

      Messrs. Owen (Chairman), Blount, Cooper, and Nichols, and Dr. Francis served during 1996 as members of the Personnel Committee of the Board of Directors. None of these persons during 1996, or prior to 1996, was an officer or employee of the Corporation or any of its subsidiaries.


        Report of Personnel Committee on Executive Compensation

      The Personnel Committee of the Board of Directors of the Corporation is responsible for, among other things, reviewing and recommending to the Board of Directors the adoption, or amendment1, of the various compensation, incentive, and benefit plans as well as programs maintained for officers and other key employees of the Corporation. The Committee takes an active role in executive compensation by recommending to the Board of Directors executive compensation levels.

      The Corporation has established its executive compensation programs to provide competitive rewards intended to attract, retain, and motivate key employees critical to the success of the Corporation. The Corporation has historically used similarly-sized electric utility companies as the peer group for assessing the competitiveness of its compensation programs. The seventeen electric utility companies in this compensation peer group are selected based on revenue size. With the growth of the Corporation to one of the largest in the industry, the Committee also uses a selected group of similar-sized telecommunications companies as an additional peer group for assessing the competitiveness of the executive compensation programs.

     These peer groups are utilized for all components of compensation including base, annual incentives, and long-term incentives. The executive total compensation package is targeted at the median of total compensation within the peer groups, with incentive plans designed to enable executive compensation to exceed the peer group
median  based  on  Board-approved  performance  targets.   The   total
executive compensation package consists of the following four major components.

Base Salary

      Base salary is set through a comparison with companies in the compensation peer groups. The Board of Directors granted Mr. Lupberger a 1996 increase as reflected in the "Summary Compensation Table."


Benefits and Perquisites

       Employee benefits are provided such as pension, medical insurance, life insurance, and long-term disability insurance, which provide for income continuation and protection against dissipation of income for unexpected reasons, and special executive remuneration including perquisites.

Annual Incentive Compensation

      Annual incentive compensation is based on the attainment of key strategic goals and objectives including net cash flow, controlling operation and maintenance costs, electric generation, employee satisfaction, and customer service measures. These measures have varying weights and are specifically tailored to each executive's responsibilities. Portions of these annual awards are made in cash, the remainder is through the use of stock options. Stock option grants are considered on an annual cycle, in January of each year, based on the Corporation's prior year performance as reviewed by the Committee, including specific threshold performance measures.

Long-Term Incentive Compensation

      Long-term incentive compensation opportunities are tied to long-term shareholder value. In 1996, the Board of Directors adopted a three year Long-Term Incentive Plan which spans the 1996-1998 performance period. Under this Long-Term Plan, the company must achieve pre-set levels of performance against a selected group of other companies in the area of total return to shareholders over the three year performance period.

Total Compensation

      Mr.  Edwin  Lupberger, Chairman, President and  Chief  Executive
Officer   of   the  Corporation,  participated  in  each  compensation
component in the following distribution in 1996:

         Salary                                    55%
         Bonus                                     34%
         Other Annual Compensation                  9%
         Long-Term Incentive Compensation           0%
         All Other Compensation                     2%

      Mr. Lupberger's total 1996 compensation level was below the target compensation level when compared to the compensation peer group companies.

Members of the Personnel Committee:
Eugene H. Owen, Chairman
W. Frank Blount
John A. Cooper, Jr.
Norman C. Francis
James R. Nichols

      The report of the Personnel Committee above and the Corporate Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, (collectively the "Acts"), except to the extent the Corporation specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.


                         Corporate Performance

      The following graph compares the performance of the Common Stock of the Corporation to the S&P 500 Index and the S&P Electric Utilities Index (each of which includes the Corporation) for the last five years.


                                   Years Ended December 31
                         1991    1992    1993    1994    1995    1996
          Entergy        $100    $117    $133     $87    $125    $126
          S&P 500 (1)    $100    $108    $118    $120    $165    $202
          S&P EUI (1)    $100    $106    $119    $103    $136    $135

     Assumes $100 invested on December 31, 1991, in Entergy
Corporation Common Stock, the S&P 500, and the S&P Electric Utilities Index, and reinvestment of all dividends.

(1) Cumulative total returns calculated from the S&P 500 Index and S&P Electric Utilities Index maintained by Standard & Poor's
     Corporation.


                        Executive Compensation


Summary Compensation Table

     The following table includes the Chief Executive Officer, as well as the four most highly compensated executive officers (collectively the "Named Executive Officers") based on total annual base salary and bonuses from all Corporation sources awarded to, earned by, or paid to each such officer during 1996.


                                                                                            Long-Term Compensation
                                           Annual Compensation                       Awards              Payouts
                                                                    (b)      Restricted  Securities       (c)         (d)
                                                        (a)      Other Annual  Stock     Underlying       LTIP     All Other
  Name and Principal Position     Year     Salary      Bonus     Compensation  Awards    Options         Payouts   Compensation
Edwin Lupberger                   1996   $ 735,577   $  448,794   $123,601     (e)     10,000 shares    $       0    $23,567
 Chairman of the Board,           1995     700,000      568,400     89,163     (e)     60,000             781,337     21,000
 President, and Chief             1994     681,539      218,789     93,816     (e)     10,000             139,525     20,446
 Executive Officer

Donald C. Hintz                   1996   $ 343,269    $ 231,299    $12,516     (e)      5,000 shares    $       0    $14,197
 Executive Vice President and     1995     325,000      265,049     13,394     (e)     30,000             409,414      9,750
 Chief Nuclear Officer            1994     320,769      142,749     52,389     (e)      5,000              48,379      9,710

Jerry D. Jackson                  1996   $ 332,115    $ 209,489    $37,928     (e)      5,000 shares    $       0    $13,862
 Executive Vice President -       1995     325,000      256,838     43,054     (e)     30,000             422,438      9,750
 External  Affairs                1994     323,711      106,155     29,598     (e)      5,000              56,550      9,634

Jerry L. Maulden                  1996   $ 435,000    $ 260,301    $27,056     (e)      5,000 shares    $       0    $14,550
 Vice Chairman                    1995     435,000      353,220     26,248     (e)     30,000             422,438     13,050
                                  1994     426,134      135,962     63,994     (e)      5,000              56,550     12,859

Michael B. Bemis                  1996   $ 297,115    $ 168,125    $43,884     (e)      5,000 shares    $       0    $12,813
 Executive Vice President -       1995     290,000      216,909     22,844     (e)     27,500             294,282     12,063
 Retail Services                  1994     288,846       76,923     32,940     (e)      2,500              28,275      8,596


(a)  Includes bonuses earned pursuant to the Annual Incentive Plan.

(b) Amounts used in the calculation of perquisites were previously reported in the column titled "All Other Compensation".

(c) Amounts include the value of restricted shares that vested in 1996, 1995, and 1994 (see note (e) below) under the Equity Ownership Plan.

(d)  Includes the following:
     (1) 1996 employer contributions to the Defined Contribution Restoration Plan as follows: Mr. Hintz $5,798; Mr. Jackson $5,463; Mr. Lupberger $17,567; Mr. Maulden $8,550; and Mr. Bemis $4,414.
     (2) 1996  employer contributions to the Employee Stock Ownership
         Plan  as  follows:    Mr. Hintz $3,899; Mr. Jackson  $3,899;  Mr.
         Lupberger $1,500; Mr. Maulden $1,500; and Mr. Bemis $3,899.
     (3) 1996  employer contributions to the Entergy Savings Plan  as
         follows:   Mr.  Hintz $4,500; Mr. Jackson $4,500;  Mr.  Lupberger
         $4,500; Mr. Maulden $4,500; and Mr. Bemis $4,500.

(e)  Restricted stock awarded under the Equity Ownership Plan  will vest at the end of a three-year period subject to the attainment of approved performance goals. Restricted stock awards in 1996 are reported under the "Long-Term Incentive Plan Awards" table, and reference is made to this table for information on the aggregate number of restricted shares awarded during 1996 and the vesting schedule for such shares. Accumulated dividends are paid on restricted stock when vested. The value of stock for which restrictions were lifted in 1996, 1995, and 1994, and the applicable portion of accumulated cash dividends, are reported in the LTIP Payouts column in the above table.

Option Grants in 1996

      The following table summarizes option grants during 1996 to the Named Executive Officers.

                             Individual Grants                                Potential Realizable
                                    % of Total                                       Value
                        Number of     Options                                   at Assumed Annual
                       Securities    Granted to      Exercise                    Rates of Stock
                       Underlying    Employees         Price                   Price Appreciation
                         Options        in              (per     Expiration    for Option Term(b)
       Name            Granted (a)     1996           share)(a)     Date         5%          10%
Edwin Lupberger          10,000        12.1%          $ 29.375    01/25/06   $184,738     $  468,162

Michael B. Bemis          5,000         6.1%            29.375    01/25/06     92,369        234,081

Donald C. Hintz           5,000         6.1%            29.375    01/25/06     92,369        234,081

Jerry D. Jackson          5,000         6.1%            29.375    01/25/06     92,369        234,081

Jerry L. Maulden          5,000         6.1%            29.375    01/25/06     92,369        234,081



(a) Options were granted on January 25, 1996, pursuant to the Equity Ownership Plan. All options granted on this date have an exercise price equal to the closing price of Common Stock on the New York Stock Exchange Composite Transactions on January 25, 1996. These options became exercisable on July 25, 1996.

(b) Calculation based on the market price of the underlying securities assuming the market price increases over a ten-year option period and assuming annual compounding. The columns present estimates of potential values based on simple mathematical assumptions. The actual value, if any, a Named Executive Officer may realize is dependent upon the market price on the date of option exercise.


Aggregated Option Exercises in 1996 and December 31, 1996 Option Values

      The following table summarizes the number and value of all unexercised options held by the Named Executive Officers. In 1996, no options were exercised by any Named Executive Officers.

                      Number of Securities          Value of Unexercised
                 Underlying Unexercised Options      In-the-Money Options
                     as of December 31, 1996      as of December 31, 1996(a)
     Name          Exercisable   Unexercisable    Exercisable  Unexercisable

Edwin Lupberger       48,824        50,000           $42,500      $ 337,500
Michael B. Bemis      15,000        25,000            10,625        168,750
Donald C. Hintz       22,500        25,000            21,250        168,750
Jerry D. Jackson      19,411        25,000                 0        168,750
Jerry L. Maulden      25,000        25,000            21,250        168,750


(a) Based on the difference between the closing price of Common
    Stock granted on the New York Stock Exchange Composite Transactions on December 31, 1996, and the option exercise price.

                Long-Term Incentive Plan Awards in 1996

  The following Table summarizes awards of restricted shares of Common Stock under the Equity Ownership Plan in 1996 to the Named Executive Officers.


                                               Estimated Future Payouts Under
                                               Non-Stock Price-BasedPlans(a)(b)

                   Number   Performance Period Until
                     of       Maturation or Payout
   Name            Shares                            Threshold  Target  Maximum

Edwin Lupberger    60,000      1/1/96-12/31/98        20,000    40,000   60,000
Jerry L. Maulden   37,500      1/1/96-12/31/98        12,500    25,000   37,500
Michael B. Bemis   30,000      1/1/96-12/31/98        10,000    20,000   30,000
Donald C. Hintz    30,000      1/1/96-12/31/98        10,000    20,000   30,000
Jerry D. Jackson   30,000      1/1/96-12/31/98        10,000    20,000   30,000

(a) Restricted shares awarded will vest at the end of a three-year period, subject to the attainment of approved performance goals for Entergy. Restrictions are lifted based upon the achievement of the cumulative result of these goals for the performance period. The value any Named Executive Officer may realize is dependent upon both the number of shares that vest and the future market price of Common Stock.

(b) The threshold, target, and maximum levels correspond to the achievement of 50%, 100%, and 150%, respectively, of Equity
     Ownership Plan goals. Achievement of a threshold, target, or maximum level would result in the award of the number of shares indicated in the respective column. Achievement of a level between these three specified levels would result in the award of a number of shares calculated by means of interpolation.


                          Pension Plan Tables
                     Retirement Income Plan Table

      Annual
     Covered                      Years of Service
  Compensation    15          20        25         30        35

    $100,000   $ 22,500    $30,000    $37,500    $45,000   $52,500
     200,000     45,000     60,000     75,000     90,000   105,000
     300,000     67,500     90,000    112,500    135,000   157,500
     400,000     90,000    120,000    150,000    180,000   210,000
     500,000    112,500    150,000    187,500    225,000   262,500
     850,000    191,250    255,000    318,750    382,500   446,250

      The  Corporation has a Retirement Income Plan (a defined benefit plan)  that  provides a benefit for employees at retirement  from  the
Corporation based upon (1) generally, all years of service beginning at age 21 through termination, with a forty-year maximum, multiplied by (2) 1.5% , multiplied by (3) the final average compensation. Final average compensation is based on the highest consecutive 60 months of covered compensation in the last 120 months of service. The normal form of benefit for a single employee is a lifetime annuity and for a married employee is a 50% joint and survivor annuity. Other actuarially equivalent options are available to each retiree. Retirement benefits are not subject to any deduction for Social Security or other offset amounts. The amount of the Named Executive Officers' annual compensation covered by the plan, as of December 31, 1996, is represented by the salary column in the Summary Compensation Table.

      The credited years of service under the Retirement Income Plan, as of December 31, 1996, for the following Named Executive Officers were: Mr. Bemis 14 and Mr. Maulden 31. The credited years of service under the Retirement Income Plan, as of December 31, 1996, for the following Named Executive Officers, as a result of entering into supplemental retirement agreements, were as follows: Mr. Hintz 25; Mr. Jackson 17; and Mr. Lupberger 33.

      The maximum benefit payable under the Retirement Income Plan is limited by Sections 401 and 415 of the Internal Revenue Code of 1986, as amended; however, the Corporation has adopted a pension equalization plan. Under this plan, certain executives, including the Named Executive Officers, would receive an additional amount equal to the benefit that would have been payable under the Retirement Income Plan, except for the limitations.

      In addition to the Retirement Income Plan discussed above, the Corporation offers the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries (SRP) and the Post-Retirement Plan of Entergy Corporation and Subsidiaries (PRP). Participation is limited to one of these two plans and is at the invitation of the Corporation. The participant may receive from the Corporation a monthly benefit payment not in excess of .025 (under the SRP) or .0333 (under the PRP) times the participant's average basic annual salary (as defined in the plans) for a maximum of 120 months. Mr. Hintz has entered into a SRP participation contract, and each of the other Named Executive Officers have entered into PRP participation contracts. Current estimates indicate that the annual payments to a Named Executive Officer under the above plans would be less than the payments to that officer under the System Executive Retirement Plan discussed below.


              System Executive Retirement Plan Table (1)

        Annual
       Covered                    Years of Service
    Compensation    10        15         20         25          30+

     $ 200,000    $60,000   $90,000   $100,000   $110,000    $120,000
       300,000     90,000   135,000    150,000    165,000     180,000
       400,000    120,000   180,000    200,000    220,000     240,000
       500,000    150,000   225,000    250,000    275,000     300,000
       600,000    180,000   270,000    300,000    330,000     360,000
       700,000    210,000   315,000    350,000    385,000     420,000
     1,000,000    300,000   450,000    500,000    550,000     600,000
___________

(1) Benefits shown are based on a target replacement ratio of 50% based on the years of service and covered compensation shown. The benefits for 10, 15, and 20 or more years of service at 45% and
    55% replacement levels would decrease (in the case of 45%) or increase (in the case of 55%) by the following percentages: 3.0%, 4.5%, and 5.0%, respectively.


      In 1993, the Corporation adopted the System Executive Retirement Plan (SERP). The SERP is an unfunded defined benefit plan offered at retirement to certain senior executives, which would currently include all the Named Executive Officers. Participating executives choose, at retirement, between the retirement benefits paid under provisions of the SERP or those payable under the executive retirement benefit plans discussed above. Covered pay under the SERP includes final annual base salary (see the Summary Compensation Table for the base salary covered by the SERP as of December 31, 1996) plus the Target Incentive Award (i.e., a percentage of final annual base salary) for the participant in effect at retirement. Benefits paid under the SERP are calculated by multiplying the covered pay times target pay replacement ratios (45%, 50%, or 55%, dependent on job rating at retirement) that are attained, according to plan design, at 20 years of credited service. The target ratios are increased by 1% for each year of service over 20 years, up to a maximum of 30 years of service. In accordance with the SERP formula, the target ratios are reduced for each year of service below 20 years. The credited years of service under this plan are identical to the years of service for the Named Executive Officers (other than Mr. Bemis and Mr. Jackson) disclosed above in the Retirement Income Plan Table discussion. Mr. Bemis and Mr. Jackson have 24 years and 23 years, respectively, of credited service under this plan.

      The normal form of benefit for a single employee is a lifetime annuity and for a married employee is a 50% joint and survivor annuity. All SERP payments are guaranteed for ten years. Other actuarially equivalent options are available to each retiree. SERP benefits are offset by any and all defined benefit plan payments from the Corporation and from prior employers. SERP benefits are not subject to Social Security offsets.

      Eligibility for and receipt of benefits under any of the executive plans described above are contingent upon several factors. The participant must agree that, without the specific consent of the Corporation, he may take no employment after retirement with any entity that is in competition with or similar in nature to the Corporation or any affiliate thereof. Eligibility for benefits is forfeitable for various reasons, including violation of an agreement with the Corporation, resignation or termination of employment for any reason without company permission.


                Appointment of Independent Accountants

       It is intended that, unless otherwise specified by the stockholders, votes will be cast pursuant to the proxies hereby solicited in favor of the ratification of the appointment by the Board of Directors of Coopers & Lybrand L.L.P. as independent accountants of the Corporation for the year 1997. Coopers & Lybrand has acted for the Corporation in this capacity since 1994. Coopers & Lybrand had acted for the Corporation's operating subsidiary, Entergy Gulf States, Inc., in this capacity since 1933. Coopers & Lybrand does not have any relationship with the Corporation or any of its subsidiaries except as disclosed above.

      A  representative of Coopers & Lybrand will be  present  at  the
meeting  to  respond  to  appropriate  questions  and  will  have   an
opportunity to make a statement, if such representative desires.


                Stockholder Proposals for 1998 Meeting

     Each eligible holder of shares of Common Stock of the Corporation intending to present a proposal in accordance with the rules of the SEC for consideration at the Annual Meeting of Stockholders of the Corporation to be held in 1998 and desiring that such proposal be considered for inclusion in the Corporation's proxy statement and proxy for that meeting is advised that such proposal must be received by the Corporation at its principal offices not later than November 28, 1997.

      Under the Bylaws of the Corporation, stockholders must give the Corporation advance notice of proposed nominees for director and of proposed business to be conducted at the meeting not less than 60 days nor more than 85 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of the date on which such notice or public disclosure of the date of the meeting was given or made.
                            Other Business

      The Board of Directors does not intend to bring any business before the meeting other than the matters referred to in this Proxy Statement and is not aware of any other matters that may be brought before the meeting. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their judgment on such matters.

By order of the Board of Directors,




/s/ Edwin Lupberger

Edwin Lupberger
Chairman of the Board, President, and Chief Executive Officer

Dated:  March 28, 1997